PLEDGE AGREEMENT

SMITH BARNEY SHEARSON INC.
388 GREENWICH STREET - 28TH FL.
NEW YORK, NY  10013
ATTN:  LOUIS A. KORAHAIS
EXECUTIVE FINANCIAL SERVICES DIVISION

This agreement made the 27th day of April 1994 between Barbara B. Allbritton residing at 2970 Lazy Lane, Houston, Texas 77019 (the Pledgor), and Smith Barney Shearson, Inc. (the Pledgee).

In consideration of Pledgee's initial extension of the loan made by the Pledgee to the Pledgor in the sum of $4,422,500.00 and in consideration of the Pledgee accepting for the Pledgor one or more accounts in Smith Barney Shearson Inc., at the election of the Pledgee, the Pledgee agree(s) to the following:
1    PLEDGE AGREEMENT CONTROLLING
a form of "customer agreement" between the Pledgor and the Pledgee dated January 18, 1994 and executed by the Pledgor is hereby incorporated by reference as a part of this agreement ("Pledge Agreement") except that in the event of conflict, the express terms of the Pledge Agreement shall prevail over any contrary terms in the customer agreement.
2    PLEDGE
The Pledgor agrees to pledge the securities hereinafter mentioned to the Pledgee as security for the repayment of the aforementioned loan.
3    DELIVERY OF THE SECURITIES PLEDGED
The Pledgor herewith delivers to the Pledgee the following collateral, duly endorsed in blank:

      1,330,000 shares of the common stock (class) of Riggs National Corporation (the Corporation) represented by certificate(s) 32032 (the Collateral)
4    MANNER IN WHICH THE PLEDGED SECURITIES WERE OBTAINED AND FULLY PAID FOR
The Pledgor represents that he obtained the securities pledged herein as follows:
     (a)  acquired on October 21, 1993
     (b)  fully paid for on October 21, 1993
     (c)  nature of acquisition Private Placement Purchase
5    NUMBER OF SHARES OWNED BY PLEDGOR
The Pledgor represents that:
     (a) the total number of shares that he owns of the class of security of the Corporation hereby being pledged is 1,331,732, and
     (b) the total number of all other classes of the securities of the corporation owned by the Pledgor is -0-.
6    DIVIDENDS AND SPLITS
The Pledgor:
     (a) shall be entitled to receive all cash dividends paid by the Corporation to its security holders during the term of the loan, unless cash dividend or payment represents a dividend or payment resulting from a corporate restructuring, reorganization or like corporate event; and
     (b) shall not be entitled to receive any stock dividends or stock split of any type declared, granted or made by the Corporation during the term of the loan and Pledgor shall pay over and deliver such distribution to the Pledgee unless Pledgee shall have received such distribution directly from the Corporation.
7    SALES BY PLEDGOR
The Pledgor represents to the Pledgee that during the last three months he or any person(s) who Pledgor must aggregate his sales with under applicable SEC regulations.
     (a)  has sold no shares of the Corporation; and
     (b) has sold no convertible securities which are convertible into the shares of the Corporation:
In addition, the Pledgor and such person(s) currently have no sale orders open with any broker and that he and they will not place any such sale orders to sell shares of the Corporation or such convertible securities without the express written consent of the Pledgee.
8    SHARES PLEDGED ELSEWHERE
the Pledgor further represents that there are 6,920,489 shares of the Corporation that the Pledgor, or any person(s) whose sales must be aggregated with Pledgor's under applicable SEC regulations, which are currently pledged as security for the payment of a loan elsewhere; and that he and they can pledge up to an additional 7,500,000 shares of the Corporation as security for the repayment of a loan elsewhere without the express written consent of the Pledgee.
9    REDUCED LINE OF CREDIT
In the event of a sale of any class of security of the Corporation by or on behalf of the Pledgor or a party specified in paragraph 8, other than 14,420,489 shares specifically referred to in Paragraph B, the Pledgor agrees and acknowledges that the Pledgee may reduce the line of credit given pursuant to this Pledge Agreement in the same proportion as the number of shares sold bears to the number of shares carried in all accounts with the Pledgee to secure a line of credit immediately prior to such sale. However, the preceding sentence, notwithstanding, if the applicable margin maintenance requirements would preclude such a line of credit after such sale, the line of credit shall be reduced below the maximum line of credit permitted by such margin maintenance requirements.
10   ADDITIONAL COLLATERAL TO MEET MARGIN CALLS
The Pledgor may not meet margin calls by depositing additional Rule 145, control restricted or shelf registered securities into the account without the prior express written consent of the Pledgee. The Pledgor guarantees that all pledged shares sold to satisfy outstanding margin calls will readily transfer into "street name" in good deliverable form.
11   INTERCHANGEABLE TERMS
Wherever the term "his" is used herein, it shall be deemed to refer to "her or "they" where applicable.
12   HEADINGS ARE DESCRIPTIVE
The heading of each provision hereof is for descriptive purposes only and shall not be deemed to modify or qualify any of the rights or obligations set forth in each such provision.
IN WITNESS WHEREOF, the parties hereto have hereunto set their hand(s) the day and year first above written.

DATED:     April 27, 1994      ACCOUNT  NO:    376-14990-1-5



                               BY:  /s/ Barbara B. Allbritton
                                    Barbara B. Allbritton


ACCEPTED & AGREED:

SMITH BARNEY SHEARSON INC.


BY:  /s/ George W. Fellows
     George W. Fellows